EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-183675) of Delcath Systems, Inc.,
(2)	Registration Statement (Form S-3 No. 333-187230) of Delcath Systems, Inc., and
(2)	Registration Statement (Form S-8 No. 333-182014) pertaining to the 2004 Stock Incentive Plan and the 2009 Stock Incentive Plan of Delcath Systems, Inc.;

of our reports dated March 12, 2014, with respect to the consolidated financial statements of Delcath Systems, Inc. included in this Annual Report (Form 10-K) of Delcath Systems, Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Metro Park, New Jersey
March 12, 2014